Exhibit 99.1

Net1 completes sale of KSNET for $237 million

JOHANNESBURG, March 9, 2020 - Net 1 UEPS Technologies, Inc. (Nasdaq: UEPS, JSE: NT1) ("Net1" or the "Company") today announced that it has completed the sale of KSNET, Inc. ("KSNET") to Stonebridge Capital and Payletter for approximately $237 million.

"We are pleased to have completed this transaction, achieving a key milestone of our strategic plan. We thank the KSNET team for its integral contributions to the group over the past decade," said Herman Kotzé, CEO of Net1. "The sale of KSNET allows us to focus on our core strategy, boost liquidity, and maximize shareholder returns."

About Net1 (www.net1.com)

Net1 is a provider of transaction processing services, financial inclusion products and services and secure payment technology. Net1 operates a market-leading payment processor in South Africa. Net1 offers debit, credit and prepaid processing and issuing services for all major payment networks. In South Africa, Net1 provides innovative low-cost financial inclusion products, including banking, lending and insurance. Net1 leverages its strategic equity investments in Finbond and Bank Frick (both regulated banks), DNI, a leading distributor of mobile subscriber starter packs for Cell C, a South African mobile network operator, and Cell C, to introduce products to new customers and geographies. Net1 has a primary listing on NASDAQ (NasdaqGS: UEPS) and a secondary listing on the Johannesburg Stock Exchange (JSE: NT1). Visit www.net1.com for additional information about Net1.

Investor Relations Contact:

Dhruv Chopra

Group Vice President, Investor Relations

Phone: +1 917-767-6722

Email: dchopra@net1.com

Media Relations Contact:

Bridget von Holdt

Business Director - BCW

Phone: +27-82-610-0650

Email: Bridget.vonholdt@bcw-global.com